Exhibit 10.1

CEPHALON, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of February 5, 2010, by and between Cephalon, Inc., a Delaware corporation (the “Company”), and Robert P. Roche, Jr. (“Consultant”).

WHEREAS, Consultant resigned his position as Executive Vice President, Worldwide Pharmaceutical Operations with the Company, effective as of February 5, 2010.

WHEREAS, the Company wishes to engage Consultant as a consultant to assist with the transition of responsibilities with respect to worldwide pharmaceutical operations, and Consultant wishes to provide such services, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, the Company and Consultant hereby agree as follows:

1.               Term.  The term of this Agreement shall begin on February 8, 2010 (the “Effective Date”) and shall continue until August 8, 2010, unless terminated earlier pursuant to Paragraph 6 below (the “Term”).

2.               Services to be Provided.  During the Term of this Agreement, Consultant shall make himself available to the Company to assist with the transition of responsibilities with respect to worldwide pharmaceutical operations of the Company, including advice with respect to selling, marketing and review of business development opportunities (the “Services”).   Consultant shall be subject to the direction of the Chief Operating Officer (“COO”) of the Company or such person as the COO may reasonably designate.  Consultant shall perform the Services at any one of the Company’s locations or at other places as may be mutually convenient and agreed upon by Consultant and the Company.  The Services under this Agreement shall not prevent Consultant from providing services to other entities, consistent with the covenants set forth in Consultant’s Restated Executive Severance Agreement dated as of June 24, 2008, as amended as of December 31, 2008, with the Company (the “Executive Severance Agreement”).

3.               Compensation; No Benefits.

(a)                                  Compensation.  As compensation for Consultant’s performance of the Services under this Agreement, the Company shall pay Consultant a lump sum cash payment of three hundred and two thousand dollars (US $302,000) on August 12, 2010.

(b)                                 Expenses.  The Company shall reimburse Consultant for all reasonable business and pre-approved traveling expenses incurred by Consultant in connection with the performance of the Services in accordance with the Company’s expense reimbursement policies in effect from time to time.

(c)                                  No Benefits.  Consultant acknowledges that for purposes of this Agreement and any and all Services to be provided hereunder, he shall not be an employee of Company and will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit or executive compensation plan, including, without limitation, employee insurance, pension, savings, medical, health care, fringe benefit, stock option, equity compensation, deferred compensation or bonus plans.  This Agreement shall have no effect on any of Consultant’s equity awards received from the Company.  If for any reason Consultant’s status is re-characterized by a third party to constitute employee status, Consultant shall not be eligible to participate in or receive any benefit or right as a Company employee under any Company plan.

(d)                                 Equity Awards.  Notwithstanding anything in any agreement to the contrary and as a condition for the Company to enter into this Agreement, Consultant hereby agrees that all of Consultant’s outstanding equity awards that are not vested as of February 5, 2010 shall terminate and Consultant shall have no further rights with respect to such nonvested awards.

4.               Independent Contractor; Performance.  For purposes of this Agreement and all Services to be provided hereunder, Consultant shall not be considered a partner, co-venturer, agent, employee, or representative of the Company, but shall remain in all respects an independent contractor, and neither party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party.  Consultant shall perform all Services in a professional manner, consistent with industry standards and the Company’s goals and ethical standards.

5.               Tax Obligations.  Consultant shall be responsible for all income taxes, employment taxes and workers’ compensation insurance associated with the compensation received under this Agreement and agrees that the Company will not withhold or pay any of the foregoing in connection with Consultant’s Services to the Company.

6.               Termination.  Notwithstanding the provisions of Paragraph 1, the Company may terminate this Agreement at any time during the Term upon written notice to Consultant, if the Services are not being performed as requested by the Company or if Consultant breaches the non-competition, confidentiality or non-solicitation covenants under the Executive Severance Agreement.  Consultant may terminate this Agreement at any time by providing 30 days prior written notice to the Company.  Such termination by the Company or Consultant is referred to as an “Early Termination.”  In the event of an Early Termination, the Company shall pay Consultant a pro rata portion of the compensation described in Paragraph 3(a), on the date set forth in Paragraph 3(a), determined by multiplying $302,000 by a fraction, the numerator of which is the number of days from the Effective Date to the Early Termination date and the denominator of which is 181.   Within five days after the Early Termination date (or if there is no Early Termination date, at the end of the Term), Consultant shall deliver to the Company all work product resulting from the performance of the Services.

7.               No Conflicting Agreements; Non-Exclusive Engagement; Confidentiality; Insider Trading; Disclosure.

(a)                                  No Conflicting Agreements.  Consultant represents that Consultant is not a party to any existing agreement that would prevent Consultant from entering into and performing this Agreement.  Consultant will not enter into any other agreement that is in conflict with Consultant’s obligations under this Agreement.  Subject to the foregoing, Consultant may from time to time act as a consultant to, perform professional services for, or enter into agreements similar to this Agreement with other persons or entities without the necessity of obtaining approval from the Company.

(b)                                 Non-Exclusive Engagement.  The Company may from time to time (i) engage other persons and entities to act as consultants to the Company and perform services for the Company, including services that are similar to the Services, and (ii) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Consultant.

(c)                                  Confidentiality.  Consultant shall remain subject to the terms and conditions of his Employee Confidentiality Agreement, which Agreement shall continue in full force and effect during the Term of this Agreement and thereafter.

(d)                                 Insider Trading.  Notwithstanding Consultant’s status as an independent contractor as of and following the Effective Date, Consultant acknowledges and agrees that he will remain subject to and abide by the Company’s Policy Statement on Securities Trading, until such time as he is no longer aware of any material nonpublic information concerning the Company.

(e)                                  Disclosure.  Consultant acknowledges that the Company intends to publicly disclose the existence and material terms of this Agreement, and file a copy of this Agreement, as required by the rules and regulations of the U.S. Securities and Exchange Commission.

8.               Entire Agreement, Amendment and Assignment.  This Agreement is the sole agreement between Consultant and the Company with respect to the Services to be performed hereunder and it supersedes all prior agreements and understandings with respect to the Services, whether oral or written.  For the avoidance of doubt, this Agreement has no effect on Consultant’s covenants under the Executive Severance Agreement.  No modification to any provision of this Agreement shall be binding unless in writing and signed by both Consultant and the Company.  No waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Consultant.

9.               Governing Law.  This Agreement shall be governed by and interpreted in accordance with laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of laws provisions.

10.         Notices.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, sent by facsimile or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Cephalon, Inc.

41 Moores Road

Frazer, PA 19355

Attention: Chairman and CEO

If to Consultant, to the most recent address on file with the Company or to such other names or addresses as the Company or Consultant, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Paragraph 11.

11.         Counterparts.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Consultant and the Company.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

12.         Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

13.         Social Security Number.  Consultant certifies that he has provided the Company with his true and correct Social Security Number.  Consultant acknowledges that Company will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Agreement including, without limitation, Form 1099 (or any successor form) under the Internal Revenue Code of 1986, as amended (the “Code”).

14.         Section 409A.  The Company and Consultant agree that it is reasonably anticipated that Consultant’s Services hereunder will require Consultant to render Services each month at a level that will not exceed 20% of the average level of Consultant’s services as an employee of the Company over the preceding 36-month period.  The parties acknowledge that, for purposes of section 409A of the Code, Consultant has undergone a “separation from service,” within the meaning of section 409A, from the Company on the date of Consultant’s termination of employment with the Company on February 5, 2010.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

CEPHALON, INC.

By:	/s/ J. Kevin Buchi
Name:	J. Kevin Buchi
Title:	Chief Operating Officer

CONSULTANT

/s/ Robert P. Roche, Jr.
Robert P. Roche, Jr.